Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 0-18849) of The Female Health Company and Subsidiaries of our report, dated December 19, 2007, appearing in this Annual Report on Form 10-KSB of The Female Health Company and Subsidiaries for the year ended September 30, 2007.

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois
December 19, 2007